Exhibit 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jack Maurer
412-434-2181 jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740 vmorales@ppg.com
PPG offers outlook on fourth quarter 2006 chlor-alkali earnings
PITTSBURGH, November 16, 2006 — PPG Industries (NYSE:PPG) expects operating earnings from its chlor-alkali business in the fourth quarter 2006 to be reduced in the range of $35 million to $40 million, or $0.13 to $0.15 per share, versus the third quarter 2006 due primarily to lower expected volumes and lower pricing.
The company stated that it had recently received notification from several significant chlor-alkali chemical customers of extensive facility shutdowns or production curtailments for November and December. PPG did not disclose the customers from which it has received notification.
The company stated that it expects chlor-alkali volumes to return to more normal levels in the first quarter of 2007.
About PPG
Pittsburgh-based PPG is a global supplier of coatings, chemicals, optical products, glass and fiber glass. The company employs more than 31,000 people and has 110 manufacturing facilities and equity affiliates in more than 20 countries. Sales in 2005 were $10.2 billion. PPG shares are traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are unforeseen changes in our customers’ businesses or in the demand for our products, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

PPG offers outlook on fourth quarter 2006 chlor-alkali earnings
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.
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